EXHIBIT 99.2

For Immediate Release

SDI Signs Master Distribution Agreement and Appoints New Board Member

FITCHBURG, Mass.- October 20, 2016 (TSX-V:SDZ) (OTCBB:SDEV) – Security Devices International Inc. (“SDI” or the “Company”) announced today the signing of a master distribution agreement with Tac Wear Inc., and the appointment of Karen Bowling to the board of directors.

SDI is pleased to announce that the Company has signed a three-year master distribution agreement with Tac Wear Inc. (“TW”). TW is a leading supplier to law enforcement, military, corrections, and private security professionals in Canada and the US. SDI and TW have developed a buy-sell arrangement where TW will distribute SDI’s 40mm line of products through their distribution networks in Canada, the US and internationally. In turn, SDI will sell and distribute TW’s full line of tactical gear including body armor, shields, helmets, boots, and holsters to their customer base and through existing channels.

An additional arrangement between the two companies is a full end-user training program that will be launched in both the US and Canada in the first quarter of 2017.

Dean Thrasher SDI’s President & CEO states, “Signing a master distribution agreement that includes a full training program with Tac Wear, aligns our strategy to increase our product and services footprint in the less-lethal sector. Tac Wear’s line of gear is a premium brand that will contribute to broadening our offerings to agencies looking for quality products from a single source”.

The Company is also pleased to announce the appointment of Karen Bowling to the board of directors.

Ms. Bowling brings more than 25 years of diverse executive management experience to the board of SDI. Some of her skill-sets include; government affairs, lobbying, public relations, government procurement, marketing, communications, operations, and local and state level legislation. Ms. Bowling has also spent part of her career in the less-lethal sector for a long-range acoustic hailing device company.

Karen's recent positions include; Public Affairs Director at Foley & Lardner LLP, CEO at WiseEye AI, (an artificial intelligence company focussed on the healthcare sector for CT scan identification and classification), Chief Administration Officer for the city of Jacksonville, FL (with a budget in excess of one billion dollars and over 5,000 employees), and Co-Founder and CEO of the Solantic Walk-In Urgent Care Centers. Ms. Bowling has sat on and chaired numerous boards across a dozen sectors, and has recently been Gubernatorial appointed to the board of the Florida State College in Jacksonville.

“SDI welcomes Karen to our board. She brings a wealth of operational, government and marketing experience to the company, as well as having worked previously in the less-lethal sector”, comments Mr. Thrasher.

Additionally, the Company has granted stock options to Ms. Bowling to purchase up to 350,000 common shares in the capital stock of the Company, exercisable for a period of 5 years, at a price of $0.11 CAD per share.

About Security Devices International Inc.

SDI is a defense technology company specializing in the sale of innovative, next generation non-lethal ammunition. The Company’s solutions are a safer alternative to conventional crowd control devices currently in the marketplace, such as beanbags, batons, as well as plastic, wood and rubber bullets. SDI is currently deploying their family of non-lethal munitions to law enforcement, correctional services and homeland security agencies across the globe.

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CONTACT:
Security Devices International Inc.
Dean Thrasher, 905-582-6402 ext 104
President & CEO
www.securitydii.com